Exhibit 99.1

Event ID:         4157608

Culture:            en-US

Event Name:    Q1 2012 Tidewater Inc Earnings Conference Call

Event Date:      2011-08-04T14:00:00 UTC

P:	Operator;
C:	Joseph Bennett; Tidewater Inc; EVP, Chief IR Officer
C:	Dean Taylor; Tidewater Inc; Chairman, President and CEO
C:	Quinn Fanning; Tidewater Inc; EVP & CFO
P:	Paul Carr; Analyst
C:	Jeff Platt; Tidewater Inc; COO
P:	Victor Marchon; RBC Capital Markets; Analyst
P:	Jean-Luc Romain; CM-CIC Securities; Analyst
P:	Richard Sanchez; IHS Petrodata; Analyst

+++ presentation

Operator: Good morning. My name is Tameka, and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2012 first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

Mr. Bennett, you may begin.

Joseph Bennett: Thank you, Tameka. Good morning everyone, and welcome to Tidewater’s fiscal 2012 first quarter earnings results conference call for the period ended June 30, 2011. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President, and CEO, Dean Taylor; Jeff Platt, Chief Operating Officer; Quinn Fanning, Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

In a minute, I will turn the call over to Dean for his initial comments, to be followed by Quinn’s review of the financial details of the quarter. Dean will then provide some wrap-up comments before we open the call for questions.

First, let me say that during today’s conference call, Dean, Quinn, I, and other Tidewater management may make certain comments that are forward-looking statements, and not statements of historical fact. I know that you understand that there are certain risks, uncertainties, and other factors that may cause the company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factor section of Tidewater’s most recent form 10-K.

With that, I’ll turn the call over to Dean.

Dean Taylor: Thanks, Joe. Good morning, everyone.

Earlier today we reported fully diluted earnings per share for our first fiscal quarter of $0.48. This compares to $0.77 in the year-ago quarter, and $0.23 we reported for our March quarter, which after adjustment for several items, would have been $0.51. For practical purposes, our results were flat with the prior quarter, but the fundamentals are showing some improvement.

In our last earnings conference call, we commented that we were increasingly confident that we were close to the bottom of the industry cycle. Our first quarter results further support that view. Based on what we are seeing in the marketplace, we believe that we have hit bottom for this cycle.

That said, let me also caution you, and ask you not to assume that the recovery will necessarily be V-shaped. We’re still likely to experience some tough times ahead. Our sense is that what were head winds are slowly moving around to our back.

Before Quinn walks you through the results for the quarter, let me point out that we have had another solid quarter of safety performance. There were no lost-time accidents in the quarter, and our total recordable incident rate was 0.19, the same rate we achieved for all of fiscal 2011. Tidewater’s focus on safety continues. We owe it to our employees and their families, but also to our customers that we provide an accident-free work environment. We believe our industry leading safety performance is a competitive strength.

Let me now turn the call over to Quinn to review the financial details for the quarter. I’ll then return to discuss our outlook for the market, and our business strategy. Quinn.

Quinn Fanning: Thank you, Dean. Good morning, everyone.

First I will call to your attention our earnings press release which we put out this morning prior to the market’s opening. We also put on an 8-K last Friday confirming that we have extended through the end of the calendar year our Sonatide joint venture in Angola. Finally note that we expect to file our quarterly report on form 10Q through the Edgar filing service sometime before the close of business today.

Turning to financial results as of and for the 3-month period ended June 30, 2011, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results and then provide our near- to-intermediate-term outlook. I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.48 for the June quarter versus diluted earnings per common share of $0.23 for the March quarter, which again included a number of unusual items, including our settlement with the Federal Government of Nigeria and the cumulative, or catch up, effect of a fourth quarter revision of our effective tax rate.

After-tax, unleveraged return on invested capital remains in the mid-single digits, which is below our weighted average cost of capital but slightly north of our marginal funding costs.

For your period-to-period comparisons, I’ll highlight just a few items from the June quarter:

•

First, vessel revenue for the June quarter includes about $2 million in revenue related to retroactive rate increases to January 1, 2011. This amount is being recognized in the June quarter— our first quarter of fiscal 2012 — rather than the 4th quarter of fiscal 2011, because the relevant contract negotiations were not yet complete as of the close of our prior fiscal year and the filing of our 10K.

While a variety of vessels are covered by these retroactive rate increases, note that the new rates reflect an approximate 7% year-over-year increase in underlying day rates.

As adjusted, vessel revenue for the June quarter was essentially flat relative to the March quarter and, as a result, vessel revenue in the June quarter came in a bit above the high end of the range that was incorporated into our May guidance.

The bottom line impact of the timing of our revenue recognition was a shift from the March quarter to the June quarter of approximately $0.03 of earnings per share.

•

Second, repair and maintenance expense was down a couple million dollars quarter-over-quarter, and was also below our expectation when we provided vessel operating expense guidance in May of approximately $155 million, largely reflecting the timing of vessels in dry dock.

Other categories of operating expenses generally had offsetting variances, and actual opex of about $152 million was very consistent with the guidance that provided in May, particularly if you adjust for the referenced timing issues with dry docks.

Consistent with prior guidance, mobilizations remained at elevated levels in the June quarter and fuel, lube and supplies expense was up about $2.5 million quarter-over-quarter.

In most cases, recent mobilizations have been for contracted work and the payback is more easily quantified than was the case with some of the more speculative mobes that we undertook in prior quarters based on our assessment of the relative attractiveness of various markets.

For reference, we initiated 18 mobes unrelated to new vessel deliveries in the June quarter. We had 9, 18, 12, and 8 mobes in the March, December, September, and June quarters of fiscal 2011, respectively.

As we get some of this fleet repositioning behind us, our expectation remains that, all other things being equal, we will enjoy an uptick in utilization and average day rates in coming quarters.

•

Third, gains on asset dispositions, net, at about $1.7 million, were flat quarter-over-quarter, largely reflecting a few additional impairments on stack vessels. Net gains in both quarters were below the quarterly average of the last two years of about $5 million.

If one were to adjust the June and March quarters for retroactive rate increases and other unusual items noted for the March quarter, adjusted earnings per diluted common share for the June quarter was essentially flat quarter-over-quarter.

Beyond the retroactive rate increases, quarterly results, and the quarter-over-quarter trend largely reflect a 91-day quarter, incremental revenue contribution from 3 vessels delivered in the March quarter and a modest contribution from 3 additional vessels that were delivered in the June quarter. Offsetting these positive items was lost revenue due to the continued stacking of older vessels and, consistent with guidance in May, relatively weak results for the larger anchor handling and towing supply vessels.

To bridge the March and June quarters, it might be helpful to note the following items:

•	The impact of the 1-day longer quarter was higher revenue of about $2.75 million.

•	The contribution to vessel revenue from March and June new vessel deliveries was also a bit less than $3 million.

•	This revenue benefit was offset by approximately $5 million of lost revenue from 10 vessels that were stacked in the June quarter.

•	Smaller items included “lost revenue due to vessels in dry dock”, which was down quarter-over-quarter by about $1.5 million, and foreign exchange movements, which contributed about $2 million to the quarter’s revenue.

Parenthetically, I’ll note that despite the positive revenue impact, the overall impact of FX movements on operating margins was slightly negative in the June quarter as reported, opex was also higher as a result of FX movements.

In regards to overall fleet count, day rate and utilization trends, our active fleet averaged 262 vessels in the June quarter, which is down 10 vessels quarter-over-quarter.

•	Average active new vessels were up 4 vessels quarter-over-quarter to 194 vessels.

•	Average active older vessels were down 14 vessels quarter-over-quarter to 68 vessels.

As to relative financial contribution, 83% of vessel revenue and 91% of vessel-level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in 2000.

At June 30, the stacked fleet totaled 98 vessels, and was up 8 vessels quarter-over-quarter, reflecting the previously noted 10 vessels going to stack in the June quarter and 2 vessel dispositions from the previously stacked fleet. Total vessel dispositions in the June quarter were 8 vessels, but 6 of these were from the active fleet.

For reference, note that the aggregate net book value of the stacked fleet was about $48 million at June 30, which implies an average carrying value of less than $500,000 per vessel.

The average net book value of 66 active traditional vessels at June 30 was about $60 million. That implies an average carrying value of these vessels of about $900,000 per vessel.

Total carrying value of the fleet at June 30 was $2.3 billion, so the stacked fleet and the active traditional vessels represent 2% and 2.5% of the total fleet’s carrying value, respectively.

Overall day rates, at $12,496 a day, were up about 2.5% quarter-over-quarter. Reported utilization for the fleet, which includes the drag associated with stack vessels, was off 1.3% to 61.5%.

Utilization for the active fleet, (i.e., excluding stack vessels) was 84% for the June quarter. Utilization of active new vessels was 85%, and utilization of active traditional vessels was 81%.

For the non-deepwater towing supply and supply class, day rates were up about 2% quarter-over-quarter to $12,190 a day, and utilization was down a bout 4 percentage points quarter-over-quarter to 51%. It’s worth noting that 85% of our stacked fleet, which again was at 98 vessels at the end of the June quarter, is part of the towing supply and supply class of vessels. This obviously has a material impact on reported utilization for this class.

Deep water day rates were also up about 2% quarter-over-quarter to $22,065 a day. Utilization was essentially flat quarter-over-quarter at 76%, again reflecting weak utilization of our 11 newer plus-10,000 brake horse power anchor handling and towing supply vessels, for which utilization in the June quarter was just 69%. And while the level of utilization was generally flat relative to March quarter, a number of these vessels have recently secured term work at reasonable rates, so we expect these vessels to be better contributors to results in the 2nd half of the fiscal year though it is unlikely that the impact on the September quarter will be material.

For comparison, utilization of our 47 newer deepwater PSVs was about 84% in the June quarter.

G&A expense was about $37.5 million in the June quarter.

If you adjust the March quarter for our settlement with the Nigerian government, G&A expenses were up a couple of million dollars quarter-over-quarter. Professional fees were up about $0.5 million dollars quarter-over-quarter, and the balance of the increase largely reflects increased personnel costs, which were up about 6% quarter-over-quarter, due annual wage adjustments, incentive compensation accruals and the quarterly re-valuation of outstanding equity-linked incentive awards.

Turning to our outlook, Dean has already commented on our collective sense that we may be in the early innings of a cyclical recovery. And while the shape and speed of a recovery will be determined by variables largely beyond our control, Tidewater has made a big bet on longer-term industry fundamentals in the form of relatively large capital commitments in recent years. Over the next couple quarters, those capital commitments are expected to translate into a heavier vessel delivery schedule.

Like the shape of an industry recovery, we expect new vessel deliveries to be an important driver of near- to intermediate-term financial results. Initially the financial impact is expected to be negative-to-neutral as is normally the case due to the cost and time that is required to get a newly delivered vessel on to its first job. Beyond a quarter or two, financial impact should be highly accretive.

In particular, we expect to take delivery of nine additional new vessels in the September quarter, including 3 deepwater PSVs and 6 shallow- to mid-water anchor handling towing supply vessels. The PSVs each have 5,200 deadweight tons of cargo capacity and the towing supply vessels are rated 5,100 to 9,000 brake horse power. 4 of these 9 vessels already have long-term contracts.

We expect to take delivery of an additional 12 vessels in the December quarter and a further handful of vessels in the March quarter.

Based on commitments at June 30, total vessel deliveries for the remainder of fiscal 2012 will be about 25 vessels. If additional vessel acquisitions come our way during the remainder of the fiscal year, this number would obviously go up.

To give you a sense for the pattern of expected revenue and operating margin, our 2Q revenue expectation for the 9 vessels that are scheduled for delivery in 2Q, plus the 3 vessels that were delivered in 1Q, is about $4.5 million, or up about $3 million quarter-over-quarter. Projected operating margin in 2Q for these 12 vessels is, in fact negative to the extent of a couple million dollars, largely reflecting provisioning and mobilization costs for the 9 vessels assumed to be delivered in 2Q.

As we move into the second half of the fiscal year— and based on our assumption that the market is generally trending positive — these 12 vessels should collectively contribute about $10 million in incremental vessel revenue per quarter and generate vessel margin at or above the 40% levels that we have just reported on a consolidated basis for the June quarter.

Based on the current trend in the market, vessel deliveries in the December quarter should exhibit a similar pattern of a drag for a quarter or so, and then pretty solid performance thereafter.

Offsetting the contribution from new vessel deliveries, at present, we expect to stack 5 to 10 vessels in the September quarter.

Other expected drivers of 2Q results include mobilizations and continued relative underperformance from the larger anchor handlers. Our sense today, however, is that these two items will be less of a drag in the September quarter than was the case in the June quarter.

So based on current visibility on new vessel deliveries, vessels likely going to stack, and the additional items noted here, we expect that quarter-over-quarter revenue progression will be positive, but only moderately so in the September quarter. As of today, internal estimates peg September vessel revenue somewhere between $255 million and $260 million, or up a couple of percentage points quarter-over-quarter if you adjust the June quarter for the previously referenced retroactive rate increases.

Again, the second half of the year should benefit from on-going vessel deliveries, our getting some of these mobilizations that are unrelated to new vessel deliveries behind us and, we hope, some traction on day rates as more of the OSV industry moves toward the mid-80s type utilization rates that we expect to be at with our active fleet as we move into the September quarter. We are already seeing some of our bigger boats secure contracts that will begin over the next quarter or so at rates that are a few thousand dollars higher than the contracts that they have just completed, or will soon be completing. As global vessel utilization improves with expected increases in the working rig count, we expect to have additional opportunities to move day rates higher, as vessel contracts roll over.

We expect operating expenses in the September quarter to be reasonably flat relative to the June quarter, reflecting somewhat offsetting impacts of an increase in the number of new vessels, higher repair and maintenance expense due to a more typical dry dock schedule and lower fuel costs, as mobilizations hopefully taper off a bit. For modeling purposes, plus or minus $157 million for the second fiscal quarter is a reasonable opex assumption based on what we know today.

Vessel-level margins should also be reasonably consistent with June results of about 40%, though we expect that vessel operating margin— like vessel revenue— has a better-than-even chance of trending up in the second half of the fiscal year.

General and Administrative expenses are expected to be reasonably consistent with June’s results, and should remain in the plus or minus $37 million for the quarter area in fiscal 2012.

Finally, we are currently assuming an effective tax rate of 23% for fiscal 2012.

As many of you appreciate, the effective tax rate is a tough one to forecast with great accuracy given the highly mobile nature our asset base and the large number of tax jurisdictions in which we operate. As always, the mix of U.S. and international earnings and international margin trends can cause a tax rate to be volatile on a quarter-to-quarter basis. It is fair to assume that if the revenue and margin trends for the business remain positive in the coming quarters, there is potential for improvement in our tax rate. 23%, however, is the best estimate that we have today.

Turning to the balance sheet, capital commitments, and available liquidity.

Cash flow from operations for the June quarter was about $27 million, versus $53 million in the same period in fiscal 2011.

CapEx and proceeds from asset dispositions in the June quarter were about $70 million and about $7 million, respectively.

New vessel commitments in the June quarter totaled about $140 million and included 2 vessel construction projects and 5 vessel purchase commitments.

In total, unfunded vessel commitments at June 30 approximated $570 million, including 28 vessel construction projects, and 12 vessel purchase commitments.

CapEx in the September quarter is expected to be about $150 million based on June 30 commitments. CapEx for the second half of fiscal 2012, again based on commitments at June 30, approximates $250 million.

Total debt at June 30 was $700 million, and cash at 6/30 was a bit less than $200 million. As a result, net debt at quarter end was about $500 million and net debt to net book capital at 6/30 was about 16%.

Debt maturities in fiscal 2012 are limited to $40 million that was paid in July.

Total liquidity at 6/30, including availability under committed bank facilities, was approximately $775 million. As some of you may have seen from the 8K filed on July 25th, we extended the availability period for the $125 million delayed-draw term loan that was put in place in connection with the last re-do of our bank facility.

To the extent that we source additional actionable investment opportunities as the year progresses, this bank term loan may be an attractive medium-term funding alternative for us, so we were pleased to extend the term loan’s availability period and we appreciate the assistance provided by our bank group in this regard.

In closing, the June results are generally consistent with, if not a bit better than, our expectations that were articulated in May.

Dean will address our fundamental outlook, but I will again highlight that we have visibility on a number of items that give us a bit of confidence that the trend should be positive as we move into the second half of fiscal 2012.

Day rate trends aside, we have a number of recently idled vessels that will first complete mobilizations and then begin term contracts in the September quarter. In addition, we have a string of new vessel deliveries that will result in substantial new tonnage joining the Tidewater fleet in fiscal 2012 and thereby increase our leverage to a market that we believe is trending higher.

Our financial position remains strong, both in regards to leverage and liquidity, and we believe we are well positioned to act on additional investment opportunities that may be presented to us.

…and with that, I will turn the call back over to Dean.

Dean Taylor: Thank you, Quinn.

I think you’ll agree that after hearing Quinn’s rundown of our results, that the quarter showed the beginnings of what we hope to look back upon as the bottom of the cycle. As to how quickly the demand for our services ramps up, our guess is that our next quarter will show slight revenue growth, with better times following in subsequent quarters. Momentum seems to be building. Our active fleet utilization rate remains high. The bidding activity is stronger.

We have already begun pushing day-rates higher, and will continue to do that as aggressively as markets will allow. We’re realistic and are prepared for the possibility that by so doing we may not win some contract awards because of price. But, we feel that is a situation that will improve as our competitors achieve higher fleet utilization rates, and as market rates steadily increase through time.

We anticipate our revenues beginning to grow and that the pace of growth will accelerate as we move into the latter part of this fiscal year and next year too. We do, however, need to control our operating costs to ensure that the revenue gains are translated to the bottom line.

A very important consideration is that the key driver for our business, the number of working offshore drilling rigs, continues to increase. Drilling contractors also continue to place additional orders from new offshore drilling units and especially more deepwater ones. Even though Gulf of Mexico deepwater drilling permitting activity remains at a slow pace, the opportunities globally continue to expand. That is our future and to us it looks brighter every day.

When you model Tidewater’s future performance, please keep a couple things in mind. As Quinn pointed out, we have only added a few new vessels to the fleet during each of the past two quarters, but we’re scheduled to add approximately 20 vessels over the next two quarters. As he pointed out, the new vessels initially are a drag on financial results. But our investment in them, as our investment in the new vessels that have been added to the fleet since the year 2000, will provide the backbone of future prosperity for the Company and its shareholders. We will continue to actively seek new vessels to buy or build.

We believe our cash flow is on the upswing and we have increased our financial flexibility by opportunistically raising capital on attractive terms, both of which should provide us necessary funds to act on attractive investment opportunities. We will, of course, continue to evaluate the purchase of new equipment relative to other alternatives, including returning capital to our shareholders. For now, we feel that our investment in new units best serves the long-term interest of our shareholders.

Let me close with a brief comment. You may have noted in Joe’s introduction that Steve Dick was not mentioned. As you may be aware from a recent 8K filing, Steve elected to retire at the end of June. He remains a consultant to the Company and will continue helping us in our efforts to acquire new vessels. As a long time employee and colleague, we will miss Steve, but wish him and Claire a happy retirement. Billy Brown, our Vice President for Engineering and Technical Services, and an experienced offshore hand, will be filling the vessel acquisition and disposition role with Steve’s assistance, which we believe speaks to the bench strength at Tidewater.

We are now ready for your questions. Tameka.

Operator: (Operator Instructions)

We’ll pause for just a moment to compile the Q and A roster.

Your first question is from Paul Carr.

Dean Taylor: Good morning, Paul.

Paul Carr: Good morning. Thank you for taking my call. A couple of questions. A lot of it you addressed in your comments. For G&A, just curious about the rise in crew costs. You said most of the increase in G&A this quarter was rising crew costs. Is that ongoing or temporary?

Quinn Fanning: Can I actually correct one item. The increase in G&A was not related to crew costs. Crew costs were actually part of operating expenses.

Paul Carr: Oh, okay.

Quinn Fanning: The corporate and field level overhead — and in fact there were personal cost increases embedded in the quarter-over-quarter increase. I’ll remind you that our fiscal year begins on April 1, and that is really when you would start to see annual wage increases, and in this particular quarter that was magnified by accruals on equity incentive awards and revaluations that we do every quarter, which is driven by the stock price moving up.

Paul Carr: So we would expect G&A to be relatively consistent with this quarter.

Quinn Fanning: For fiscal 2012, that would be correct.

Paul Carr: Okay.

Dean Taylor: Crew costs actually were flat, quarter-on-quarter. Actually.

Paul Carr: I wrote down crew in my comments, but you meant personnel, yes. The other one is international utilization being down, slightly for newer vessels and substantially for older vessels. Just curious is this about repositioning or difficulty getting spot work or if you can add some color there.

Dean Taylor: Jeff.

Jeff Platt: Actually, international utilization I don’t think was down quarter to quarter. And activity levels in most of the regions have stayed consistent, or actually had an uptick.

Paul Carr: Sorry I got on the —

Quinn Fanning: Jeff’s actually looking at the active utilization statistics, the reported numbers for international utilization, you’re correct, was 61.7% in the June quarter versus 63.2% in the March quarter.

Paul Carr: Yeh.

Quinn Fanning: Certainly reflecting two things more than anything. Number one is increased stacking of older vessels, and you’ll recall that our stacked vessel population is included in the denominator when we calculate reported utilization. Then, secondly, we have had, particularly in the deep water class of vessels, a bit of a drag associated with two things. One is mobilizations, as you point out, which have been heavy the last couple of quarters, and then secondarily the large anchor handlers have, quite frankly, been weak the past couple quarters. We seem to see a little bit of light at the end of that tunnel in the next coming quarter. So that’s really the big drivers. It would be difficult to disaggregate it for you on the fly.

Paul Carr: Okay. That explains it. Based on what you’re seeing then, you would hope to see some improvement in utilization for newer vessels internationally in the September quarter?

Dean Taylor: What we said, Paul, is that we think revenue will increase marginally in September, and then we think that the next two quarters we should see a better increase in the following two quarters. So September quarter revenue will increase, but marginally, then we think that revenues should increase at a better rate in the following two quarters after that.

Paul Carr: Great. Just two short questions to finish up. It looks like you have abundant liquidity with both your lines of credit and cash flow for your current acquisitions schedule. For further acquisitions strategy, are you looking at new bills, buying yard slots, or newer model used vessels, or some combination?

Dean Taylor: Yes. All 3, Paul. (Multiple speakers.)

Paul Carr: I know in the past, you’ve mentioned that you still feel there’s sufficient retirement of old assets in the market to cover the sort of relatively increasing pace of new deliveries. Do you still feel confident about that?

Dean Taylor: Paul, I do feel confident. I’m not banging the table confident, because the industry, in its history, has had a history of tending to overbuild.

Paul Carr: Right.

Dean Taylor: But I do think that the scenario is — that tendency is going to be muted this time, because there’s so much old equipment that needs to be replaced, as evidenced by what’s happening within our own fleet. The customer simply is not accepting older equipment for new tenders. There are a few exceptions to that, but not many. Most of our customers are requiring newer equipment to fulfill their needs. So with roughly 750 units in the worldwide fleet that are 25 years old or older, we expect that those units will disappear from the active vessel count in a relatively near time period. I do think that the effects of the new building activity will be muted.

Paul Carr: That’s great. Thank you for your time.

Dean Taylor: Thank you for your questions.

Operator: Your next question is from Victor Marchon.

Dean Taylor: Hello, Victor.

Victor Marchon: Thank you. Nice quarter. First question, for the new vessels and you guys talked about taking some idle vessels and putting them back to work, wanted to see if you could talk about what regions of the world your seeing particular strength in for both the reactivations as well as the new equipment

Dean Taylor: I don’t want to get too specific, Victor, because as you know some of our competitors listen in on the line, but some of the equipment will be in Southeast Asia, and some will be in West Africa. And I don’t want to get into equipment classes. What I can say is that for a while, we’ve been seeing that the large anchor handling segment was going to be the segment, if there was a segment that was going to be overbuilt, that it would be that segment. I think we have been proven right on that estimate. But even some of the larger anchor handlers we’re seeing some improvement in rates if that helps you.

Victor Marchon: Yep, thank you.

Quinn Fanning: Let me just clarify one thing, Victor. I’ll distinguish between stacked and idle. At least to clarify my comments. What I said — at least what I think I said, is that we have had a number of idled larger anchor handlers that are presently mobing to known work. That is different than an expectation that we have to take stacked equipment and return it to the active fleet.

Victor Marchon: Understand.

Quinn Fanning: The stacking of older vessels, in our view, will continue. The idle vessels, meaning the larger anchor handlers, we expect to see improved utilization based on visibility on our contracts that we have today.

Victor Marchon: Okay. Thank you for that. And also just wanted to ask about the Saudi contract. I believe that was just about starting up now. I just wanted to see how that was going, and the opportunities going forward there. And also just wanted to ask about what you guys were seeing out of

Mexico from a tendering perspective and how you see activity there in the second half of this calendar year and into 2012.

Dean Taylor: Jeff, go ahead.

Jeff Platt: Okay, on the Saudi contract, we have not yet started with any of the vessels. That should occur here in the next couple days, we’re expecting to start with the first vessel. That will ramp up from there. With respect to your question on Mexico, what we see there is that PEMEX has put out several tenders, both for rigs and for vessels. In Mexico, they put a budget cap, and in effect what has happened is a lack of equipment both on the rig side and the vessel side. So, what we expect is that they will have to reissue tenders and hopefully adjust the cap that what makes more sense to what the market would be today. So we would expect to see increases in the Mexico market, both in the vessels going in, and certainly the rates that they achieve.

Victor Marchon: Great. And if I could, just one more, just on Brazil, as in to what you guys are seeing there from both an activity standpoint and a competitive standpoint.

Dean Taylor: Well, actually rates are going up in Brazil, but I think it’s just simply operators are discovering that costs are not what they thought they were going to be, so they are building in the increased costs into their rates. I’m not sure margins are going up in Brazil just yet. Activity. Petrobras has actually slowed down their bidding activity a little bit, but I think this is just a relative hiatus in what I expect to be a growth market. I think Brazil is a market that can’t be ignored. We are trying to rationalize our own approach to it, because we struggle with some of the cost issues there, and committing new equipment to a market where your margins are somewhat marginal, so to speak, is something that we struggle with, particularly when we have better opportunities in other regions of the world. But I think Brazil is a market that can’t be ignored. We’re not going to ignore it.

We’ve lost market share. We’ve admitted to that. But I think we did so in a way that was good for our shareholders, in that we didn’t take bad deals for long periods of time. It’s one thing to take a bad deal for six months. It’s quite another one to take it for four years. I think some people will find themselves in that position, and I don’t think we will. I’m actually optimistic long-term about Brazil. The question is how do we get from here to there, and what Petrobras is going to end up doing in terms of local content. That’s still a big question mark, as the government in Brazil recently announced a couple of days ago that they are going to emphasize more local content, yet. I think that that’s going to be an issue with which contractors are going to have to wrestle for a while. I don’t know if that answers your question, but that’s my attempt at it.

Victor Marchon: That was great. Thank you, guys. I appreciate it.

Dean Taylor: Thank you, Victor.

Operator: Your next question is from Jean-Luc Romain.

Jean-Luc Romain: Good afternoon, good morning, sir. You mentioned your willingness to increase day rates as (inaudible) competitive pressure of those. Are there regions where you believe there are more important opportunities to raise prices than others?

Dean Taylor: Jean-Luc, we prefer to avoid that question if we can. Not because we don’t want to be responsive to you, but there’s no sense tipping our hats to our competitors in regions where we would be more aggressive in raising rates. I hope you’ll excuse me.

Jean-Luc Romain: If I may rephrase my question? In which regions do you see more competitive pressure now?

Dean Taylor: In which regions do we see more competition now?

Jean-Luc: Are there regions where we’ve seen competitive pressure, and regions where the market is tighter?

Dean Taylor: We have stated on a number of occasions, Jean-Luc, that we feel like the opportunities for improvement are almost worldwide with the exception of two places; the North Sea and North America. We stand by that. Some regions where we think the utilization and day rates will improve in a quicker fashion, but in general, we think that as rig activity increases, and rig activity is increasing, rates will improve worldwide. And whether it starts in Australia, or whether it starts in Brazil, or whether it starts in Mexico, that will be — it’s going to start some place. It has started in some places already. And again, we prefer not to indicate that to our competition if they don’t know it already.

Jean-Luc Romain: Of course. Thank you very much.

Dean Taylor: Okay. Thank you.

Operator: Your next question is from Richard Sanchez.

Dean Taylor: Hello Richard.

Richard Sanchez: Hello, Gentlemen. This is Richard Sanchez, with IHS Petrodata. I had a question regarding what you’ve been hearing on the pace of permitting in the U.S. Gulf from operators, and how that’s affected your utilization in the Gulf?

Dean Taylor: Well, you know Richard, the Gulf is small part of our business. For the longest time, we had to dispel the not that we were a Gulf of Mexico company. The Gulf of Mexico represents but about 6% of our business these days. Base of permitting, I was with a large operator in the Gulf of Mexico yesterday for lunch. He actually was relatively optimistic about permitting. He felt like permitting would take longer to achieve. He felt like instead of what used to be a six-month process, that the operators themselves would now have to become accustomed to a 12-month process. But he felt like the permitting was going to improve. That’s one operator.

Some other operators are complaining vociferously about the base of permitting. I think it maybe depends upon your point of view. But, our point of view is, we hope that permitting activity increases. We think it will, simply because I think that the administration is going to recognize that sooner or later, we need to become more self-reliant for our energy requirements. And that, in order to do that, we have got to have activity offshore. So I think it will improve. But the pace of the improvement is really not under our control. All we can do is make predictions. I think it will slowly improve, if that answers your question.

Richard Sanchez: Yes. Thank you very much.

Operator: There are no further questions at this time.

Dean Taylor: Well, we thank everyone for your participation in our call this morning and your interest in our company. We wish you the very best. Thank you very much.

Operator: This concludes today’s conference. You may now disconnect.